Exhibit 99.1

Patriot Bank Announces Addition of former top SBA official Brent Ciurlino to its Board

STAMFORD, Conn., – Patriot National Bancorp, Inc. (“Patriot”) (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the "Bank"), today announced it has appointed finance industry veteran and former top regulatory official with the U.S. Small Business Administration (SBA) Brent Ciurlino to its board of directors.

Mr. Ciurlino currently leads a specialized risk management and regulatory practice at Ivorhill Financial Advisers in Washington, D.C., where he has handled international assignments with the World Bank, IFC and IMF. He has a broad background and expertise in credit and risk management, having served in numerous roles in the private and public sectors.

He served as Director of the Office of Credit Risk Management for the SBA, where he implemented the PARRiS/SMART risk protocols and supervised the $105 billion SBA 7(a) and 504 loan debenture and portfolio programs. He also supervised and regulated more than 4,000 SBA financial institutions across the United States.

"As a banking executive and former federal regulator overseeing small business loan programs, Brent brings substantial expertise and value that will benefit Patriot Bank, its customers and its shareholders," said Patriot Chairman and CEO Michael Carrazza. "As we build our small business lending portfolio and look ahead to the goals we have set, Brent's active involvement will bring a heightened dimension of operational, regulatory and risk management oversight. We are thrilled to have him aboard."

"It is very exciting to become a part of Patriot's dynamic and talented team, particularly in the areas of SBA lending and enterprise risk management," said Mr. Ciurlino. "I'm delighted to actively contribute to Patriot's successful growth, diversification and expansion of its small business lending capabilities. I look forward to working with my colleagues on the board and with the senior management team."

Patriot became an approved SBA lender at the end of 2017 and was designated a "preferred lender" by the SBA earlier in this year, enabling it to approve loans to small businesses and entrepreneurs more quickly and efficiently. Patriot opened SBA Business Development offices in Stamford, CT and Atlanta, GA this year and plans to open in Jacksonville, FL later this month.

Following the financial crisis and prior to his position of Director of the Office of Credit and Risk Management for the Small Business Administration, Mr. Ciurlino was appointed by former FDIC Chairman, Sheila Bair, Senior Asset Management Executive responsible for the Western Region of the FDIC Branch of Franchise and Asset Services.  He served as designated voting member of the Regional Credit, Strategic Bank Resolution and Bank Oversight Committees.  In these roles Mr. Ciurlino:

●	Monitored and Supervised over 800 banks and bank holding companies;
●	Supervised 165 franchise banks & receivership transactions, with over $150B in assets;
●	Supervised $88 billion in 68 Western Region loss share banks and 11 structured transactions; and
●	Completed over 92 secondary loan transactions for over $14 billion across the U.S.

Prior to this, he served as Managing Director at RSM Global International, where he managed diverse banking engagements for domestic and international banks, the FDIC, SBA, HUD, World Bank/IFC, and the IMF.

He also served as Managing Director/CEO of UnionBank Holding Company and UnionBank, a $2 billion international banking group, with 32 domestic and international branches and two international credit card processing centers, which merged with Royal Bank of Canada.

Prior to Union Bank, he served as Senior Vice President - Chief Credit and Underwriting Officer at RSM- Unicorp, where he worked on numerous domestic and international assignments representing several banks, financial institutions and government agencies.

His first FDIC appointment was in 1990, where he was appointed Deputy Director of Asset Management Services for the Resolution Trust Corp and the FDIC.

Most recently Mr. Ciurlino served as Chief Operating and Risk Officer for Freedom Mortgage Corporation and Freedom Small Business Lending BIDCO, and led its sale and divestiture to ReadyCap Lending, the largest SBA lending company.

He graduated from the University of Maine with a B.S. degree and earned his M.S. degree in Economics and Finance from Washington State University.

About the Company

Founded in 1994, Patriot National Bancorp, Inc. ("Patriot" or "Bancorp") is the parent holding company of Patriot Bank N.A. ("Patriot"), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot's mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Contact:
Butler Associates, LLC Public Relations
Tom Butler 646-213-1802 / tbutler@ButlerAssociates.com

Source: Patriot National Bancorp Inc.